Free Writing Prospectus

VanEck Merk Gold Trust

2020-10-15 Quarterly Webinar Election and More

0001546652

Pursuant to 433/164

333-238022

Merk Webinar

- Update on the economy
- U.S. dollar, gold, currency dynamics
- Merk Funds

Please read important risk disclosure information towards the end of this presentation.

VanEck Merk Gold Trust ("OUNZ") Disclosure

OUNZ must be preceded or accompanied by the prospectus. Before investing you should carefully consider the Fund's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which is available at www.merkgold.com/prospectus. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the investment Company act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value ("NAV"). Brokerage commissions will reduce returns.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor's ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take considerable time depending on your location.

For a more complete discussion of the risk factors relative to the trust, carefully read the prospectus. The sponsor of the Trust is Merk Investments LLC (the "Sponsor"). VanEck and Foreside Fund Services, LLC, provide marketing services to the Trust.

2020 Election Outcome PredictIt Betting Market based Probabilities



Daily 3/29/2019 - 10/11/2020
2020 Presidential Winning Party Probability - Republican 35.6
2020 Presidential Winning Party Probability - Democrat 64.4
Hi: 58.4
Low: 33.0
64.4
35.6
70.0
60.0
55.0
50.0
45.0
40.0
30.0
Jun
Sep
Dec
Mar
Jun
Sep
2019
2020

Source: Bloomberg, © Merk Investments LLC

MERK® FUNDS

RCP Avg of Betting Markets 2020 Election Probabilities



Daily 3/5/2020 - 10/11/2020
Mid Price
Real Clear Politics 2020 US Presidential Election Betting Average Donald Trump 32.8
Real Clear Politics 2020 US Presidential Election Betting Average Joe Biden 67.5
70
67.5
65
60
55
50
45
40
35
32.8
30
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
2020

Source: Bloomberg, © Merk Investments LLC

Probability of Party Controlling Both Houses of Congress



Daily 8/16/2019 - 10/11/2020
PredictIt 2020 Probability Republicans Control Both Houses 5
PredictIt 2020 Probability Democrats Control Both Houses 55
60
55
50
40
30
20
10
5
0
Sep
Dec
Mar
Jun
Sep
2019
2020

Source: Bloomberg, © Merk Investments LLC

Betting market implied probability that Republicans will retain Senate majority


Hi: 73.00
Low: 34.00
Daily 10/31/2019 - 10/11/2020
US PredictIt 2020 Senate Party Control Republican - Mid Price 38
High on 01/12/20 73
Average 56
Low on 10/02/20 34
75
70
65
60
55
50
45
40
38
35
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
2019
2020

Source: Bloomberg, © Merk Investments LLC

MERK FUNDS

RCP Polls Avg



Daily 9/4/2019 - 6/9/2020
Mid Price
Real Clear Politics 2020 US Presidential General Election Avg Poll Donald Trump 41.7
Real Clear Politics 2020 US Presidential General Election Average Poll Joe Biden 49.8
52.0
49.8
48.0
46.0
44.0
41.7
40.0
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
2019
2020

Source: Bloomberg, © Merk Investments LLC

MERK® FUNDS

Biden Poll Lead 2020 (black) vs Clinton Poll Lead 2016 (grey)



Daily 6/26/2019 - 11/3/2020
RCP Biden 2020 Poll Avg - RCP Trump 2020 Poll Avg on 10/12/20 10.60
RCP Clinton 2016 Poll Avg - RCP Trump 2016 Poll Avg (shifted to match 2020) 3.20
20
15
10.60
10
5
3.20
0
Jun
Sep
Dec
Mar
Jun
Sep
2019
2020

Source: Bloomberg, © Merk Investments LLC

MERK® FUNDS

Trump Approval Ratings



Hi: 4.30
Daily 1/25/2017 - 10/10/2020
Trump Job Approval minus Job Disapproval -9
5
0
-5
-9
-10
-15
-20
Low: -21.10
2017
2018
2019
2020

Source: Bloomberg, © Merk Investments LLC

MERK® FUNDS

2020 Dem Sweep Probability



Daily 8/16/2019 - 10/11/2020
Dem Sweep Probability 37.1
High on 10/08/20 42.2
Average 19.8
Low on 02/21/20 7.5
Hi: 42.2
Low: 7.5
37.1
45.0
40.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
Sep
Dec
Mar
Jun
Sep
2019
2020

Source: Bloomberg, © Merk Investments LLC

Biden Tax Highlights

- Imposes a 12.4 percent Old-Age, Survivors, and Disability Insurance (Social Security) payroll tax on income earned above $400,000, evenly split between employers and employees.
- Reverts the top individual income tax rate for taxable incomes above $400,000 from 37 percent under current law to the pre-Tax Cuts and Jobs Act level of 39.6 percent.
- Taxes long-term capital gains and qualified dividends at the ordinary income tax rate of 39.6 percent on income above $1 million and eliminates step-up in basis for capital gains taxation.
- Increases the corporate income tax rate from 21 percent to 28 percent.
- Creates a minimum tax on corporations with book profits of $100 million or higher. The minimum tax is structured as an alternative minimum tax—corporations will pay the greater of their regular corporate income tax or the 15 percent minimum tax while still allowing for net operating loss (NOL) and foreign tax credits.
- Doubles the tax rate on Global Intangible Low Tax Income (GILTI) earned by foreign subsidiaries of US firms from 10.5 percent to 21 percent.

Source: Tax Foundation

Source: Bloomberg, © Merk Investments LLC

U.S. Business Cycle

Coincident Economic Indicators Index



Hi: 107.70
100.80
90
80
70
60
50
Log
Low: 51.30
Monthly 12/31/1982 - 9/30/2020
CB Coincident Indicators Index on 8/31/20 (R1)
U.S. Recessions (L1)
1985-1989
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: Bloomberg, © Merk Investments LLC

Global Growth

PMIs are indicators of economic health for manufacturing and service sectors. PMIs are based on surveys of new orders, inventory levels, production, supplier deliveries and employment, with each weighed equally. A PMI above 50 represents an expansion versus the previous month.

Dollar vs Global Manufacturing PMIs



R1: 1st y-axis on right
R2: 2nd y-axis on right
Monthly 12/31/2011 - 10/12/2020
Brazil Mfg PMI on 9/30/20 (R1) 64.9
India Mfg PMI on 9/30/20 (R1) 56.8
China Mfg PMI on 9/30/20 (R1) 51.5
Russia Mfg PMI on 9/30/20 (R1) 48.9
Japan Mfg PMI on 9/30/20 (R1) 47.7
US Mfg PMI on 9/30/20 (R1) 55.4
Germany Mfg PMI on 9/30/20 (R1) 56.4
UK Mfg PMI on 9/30/20 (R1) 54.1
France Mfg PMI on 9/30/20 (R1) 51.2
Italy Mfg PMI on 9/30/20 (R1) 53.2
Canadian Mfg PMI on 9/30/20 (R1) 56.0
Australia Mfg PMI on 9/30/20 (R1) 55.4
U.S. Dollar Index (R2) 93.1
2012
2013
2014
2015
2016
2017
2018
2019
2020
60
50
45
40
35
80.0
85.0
90.0
95.0
100.0
Low <> High

Source: Bloomberg, © Merk Investments LLC

Dollar Valuation

The U.S. dollar is currently modestly overvalued based on relative PPP. Framework: Nominal exchange rates tend to gravitate toward their long-run purchasing power parity (PPP) equilibrium values. The foundation for PPP is the so-called "law of one price," which suggests that identical goods should trade at the same price across countries when valued in terms of a common currency. Relative PPP extends the law of one price to a broad range of goods and services and takes into account trade impediments.

US Dollar Valuation (G10 Avg Relative PPP (CPI))



Hi: 43.01
Monthly 1/31/1982 - 10/12/2020
Dollar Purchasing Power Parity Valuation (vs G10) 9
Low: -19.86
40
30
20
9
0
-10
-20
Percentage of over/under valuation
1985-1989
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: Bloomberg, © Merk Investments LLC

Excess Reserves



Dollar Index vs Excess Reserves YoY
Weekly 1/3/2014 - 12/2/2020
Dollar Index on 10/12/20 (R2)
Excess Reserves YoY (1 quarter lead) (R1)
R1: 1st y-axis on right
R2: 2nd y-axis on right
Low=> [log]
140
120
113
100
80
60
40
20
0
-20
-40
80.00
85.00
90.00
93.08
95.00
100.00
105.00
2014
2015
2016
2017
2018
2019
2020

Source: Bloomberg, © Merk Investments LLC

U.S. Twin Deficits

US Twin Deficit Total (Current Account Balance + Govt Budget Balance) and Dollar Index



Monthly 12/31/1989 - 10/12/2020
US Twin Deficit Total (as & of GDP) on 8/31/20 (R1) -18,50
Dollar Index (R2) 93,09
0.00
-5.00
-10.00
-15.00
-18.50
-20.00
120,00
110,00
100,00
93.09
90,00
80,00
70,00
R1: 1st y-axis on right
R2: 2nd y-axis on right
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: Bloomberg, © Merk Investments LLC

Gold versus real interest rates

Gold vs US 10yr real rate



Daily 12/28/2017 - 10/12/2020
US 10yr Real Rate (Treasury yield minus breakeven) (R1) -0.96
Gold (R2) 1924
-0.96
2000
1924
-0.50
0.00
1500
0.50
1.00
Low => High
Log
R1: 1st y-axis on right, inverted
R2: 2nd y-axis on right, logarithmic
Mar
Jun
Sep
Dec
Mar
Jun
Sep
Dec
Mar
Jun
Sep
2018
2019
2020

Source: Bloomberg, © Merk Investments LLC

Real interest rates is 10 year Treasury yields versus the so-called breakeven rate (market based inflation measure based on inflation-linked bond). US Treasuries are backed by full faith and credit of the US Government. Gold price mentioned in the above chart is in dollars ($).

Gold versus S&P

Gold v SPX 2yr rolling corr



Weekly 1/5/1990 - 10/12/2020
Gold Spot price ($/oz) 1925
S&P 500 Index 3504
4000
3504
3000
1925
1000
Log
600
500
400
300
Upper pane has logarithmic scale
Correlation(SPX Index,PR005,104,0) (GOLDS) 0.3224
0.40
0.3224
0.20
0.00
-0.20
-0.40
2 year rolling correlation between the S&P500 index and the price of gold
1990-1994
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

Source: Bloomberg, © Merk Investments LLC

Correlation: a statistical measurement that gives the degree of relationship between two variables. In a diversified portfolio, correlation represents the degree of relationship between the price movements of different assets in a portfolio.

VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS


999,9
OUNZ

- **Convenient** and **cost-efficient** way to **buy and hold** gold through an exchange traded product
- **Option to take delivery** of physical gold if and when desired

OUNZ Advantages

Liquidity	• Merk Gold Trust shares are traded on NYSE ARCA under the symbol "OUNZ"
Deliverability	• OUNZ holds gold bullion as allocated London Bars • Investors have the option to take delivery of their gold in exchange for their OUNZ shares
Convertibility	• Proprietary process for conversion of OUNZ shares into gold bars and coins in denominations investors may desire for delivery
Tax Efficiency	• Taking delivery of gold is not a taxable event,* as investors merely take possession of what they already own: their gold

Invest in physical gold with ease of ETF, option to take delivery

**It is expected that, if an Investor submits shares to the Trust, the exchange for physical gold will generally not be a taxable event. See tax discussion in prospectus. Not tax advice; please consult with a tax professional for tax advice.*

ETF Holdings of Gold



ETF Gold Holdings
Weekly 1/2/2004 - 10/12/2020
Total Known ETF Holdings of Gold on 10/9/20 (R1) 111.1
Gold Spot Price ($/Oz) (R2) 1925
Hi: 111.1
Low: 0.1
111.1
1925
120.0
100.0
80.0
60.0
40.0
20.0
0.0
2000
1800
1600
1400
1200
1000
800
600
400
Millions of gold ounces
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Source: Bloomberg

Gold Miners relative to Equities

HUI / SPX Ratio



Weekly 1/6/1995 - 10/12/2020
NYSE Arca Exchange Gold BUGS Index / S&P 500 Index 97
Hi: 544.38
Low: 26.33
500
400
300
200
0
97
1995-1999
2000-2004
2005-2009
2010-2014
2015-2019

HUI: The NYSE Arca Gold BUGS Index is a modified equal dollar weighted index of companies involved in gold mining
The HUI / SPX Ratio divides the HUI Index by the S&P Index

Source: Bloomberg

Merk Hard Currency Fund
(MERKX)


MERK® FUNDS
THE AUTHORITY ON CURRENCIES™
MERK HARD
CURRENCY FUND
SEEKS TO PROFIT FROM
A RISE IN HARD CURRENCIES



- Basket of Hard Currencies
- Hedge U.S. dollar risk
- Active management

Seeks to profit from rise of Hard Currencies vs. the U.S. dollar

MERK® FUNDS

MERKX
Standardized Performance

Merk Hard Currency Fund®



Seeks to profit from a rise in *hard currencies* relative to the U.S. dollar

Through 09/30/2020, the Merk Hard Currency Fund Investor Shares (MERKX) had a 1-year return of 4.61%, a 5-year return of 0.24%, a 10-year return of -1.53%, and a return of 1.12% since inception on 05/10/2005.

All performance figures greater than 1-year are annualized unless otherwise specified. Performance data represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. Please visit www.merkfunds.com for most recent month end performance. The expense ratio for MERKX is 1.36% for Investor Shares.

MERK® FUNDS

MERKX Performance

Risk and Return	
Annualized Return	1.12%
Annualized Volatility	8.56%
Sharpe Ratio	-0.02
Cumulative Return	18.66%
Year-to-Date Return	0.54%
Best Month	7.77%
Worst Month	-9.82%
Average Month	0.12%
Average Monthly Gain	1.93%
Average Monthly Loss	-1.93%
% of Winning Months	52.97%
95% Monthly VAR	-3.60%

AUM: $59.2 million

Fund Details	Investor	Institutional
Ticker	MERKX	MHCIX
Min. Invest.	$2,500	$250,000
Exp. Ratio	1.36%	1.11%
Fees	No Load	No Load



Monthly and Cumulative Return (since inception)
Cumalative Return
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
Monthly Return
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
-5.00%
-10.00%
May-05 May-06 May-07 May-08 May-09 May-10 May-11 May-12 May-13 May-14 May-15 May-16 May-17 May-18 May-19 May-20
Monthly Returns (RHS)
Cumulative Returns (LHS)



Risk Comparsion (since inception)
Ann. Std. Deviation
20%
18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
GOLD AUD NZD NOK SEK CHF JPY GBP CAD EUR MERKX InvDXY



Currency Allocation (as of 09/30/2020)
GBP 3.9%
NZD 1.8%
GOLD 5.1%
CAD 23.1%
EUR 7.9%
JPY 11.8%
SEK 17.2%
AUD 13.4%
NOK 15.8%

Performance data represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All performance figures greater than 1-year are annualized unless otherwise specified. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. Please visit www.merkfunds.com for most recent month end performance. The Fund's expense ratio is 1.38% for Investor Shares. Source: Merk Investments, Bloomberg. Calculations since inception 05/10/2005-09/30/2020

MERK® FUNDS

MERKX Performance since inception

Annualized performance – since inception (05/10/05 – 09/30/20)


12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
-2.00%
-4.00%
MERK
NOK -2.53%
GBP -2.42%
SEK -1.45%
NZD -0.66%
EUR -0.61%
AUD -0.53%
CAD -0.48%
JPY 0.00%
USD 0.69%
MERKX 1.12%
SGD 1.22%
CHF 1.74%
XAU 10.13%

Source: Merk Investments, Bloomberg.
All calculations are based on daily data. All currencies performance are calculated relative to U.S. Dollar.
USD: U.S. Dollar Currency Index (DXY); XAU: Gold Spot as U.S. Dollar per Troy Ounce

Performance data represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All performance figures greater than 1-year are annualized unless otherwise specified. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. Please visit www.merkfunds.com for most recent month end performance. The Fund's expense ratio is 1.36% for Investor Shares. *Source: Merk Investments, Bloomberg. Calculations for period 05/10/2005-09/30/2020*

MERK® FUNDS

MERKX Volatility since inception

Annualized volatility – since inception (05/10/05 – 09/30/20)



20.00%
18.00%
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
SGD 5.57%
USD 7.86%
MERKX 8.56%
EUR 9.50%
CAD 9.58%
GBP 9.83%
JPY 10.20%
CHF 11.57%
SEK 12.36%
NOK 12.89%
NZD 13.27%
AUD 13.28%
XAU 18.40%

Source: Merk Investments, Bloomberg.
All calculations are based on daily data. All currencies performance data calculated relative to U.S. Dollar.
USD: U.S. Dollar Currency Index (DXY); XAU: Gold Spot as U.S. Dollar per Troy Ounce

MERK FUNDS

MERKX Correlation

Correlation matrix – as of 09/30/2020

MERKX vs.	Since Inception	1 Year	YTD	Q3
AUD	0.63	0.88	0.89	0.91
CAD	0.62	0.74	0.75	0.79
CHF	0.79	0.52	0.54	0.65
EUR	0.90	0.65	0.65	0.81
GBP	0.67	0.74	0.76	0.73
JPY	0.21	0.25	0.26	0.49
NOK	0.79	0.87	0.88	0.89
NZD	0.61	0.86	0.88	0.81
SEK	0.78	0.87	0.88	0.86
SGD	0.64	0.81	0.82	0.86
USD	-0.90	-0.76	-0.76	-0.87
XAU	0.66	0.39	0.41	0.62

Source: Merk Investments, Bloomberg.
All calculations are based on daily data as of 09/30/2020.
All currencies performance data calculated relative to U.S. Dollar.
USD: U.S. Dollar Currency Index (DXY); XAU: Gold Spot as U.S. Dollar per Troy Ounce

Correlation: a statistical measurement that gives the degree of relationship between two variables. In a diversified portfolio, correlation represents the degree of relationship between the price movements of different assets in a portfolio. Fund inception: 05/10/2005.

Is Your Portfolio Ready?



TWEETONOMICS: MARKET IMPLICATIONS OF @REALDONALDTRUMP
DING
HILL
©MERK INVESTMENTS LLC WWW.MERKINVESTMENTS.COM

MERK® FUNDS

Notes

Indices and terms referred to in this presentation may include the following:

U.S. Dollar (DXY) Index and Inverse DXY: DXY is a measure of the value of the United States dollar relative to a static basket of currencies with Euro (EUR) 57.6% weight, Japanese yen (JPY) 13.6%, Pound Sterling (GBP) 11.9%, Canadian dollar (CAD) 9.1%, Swiss franc (CHF) 3.6% and Swedish krona (SEK) 4.2% weight. The DXY is a generally well-known measure of the value of the US dollar versus major foreign currencies, and as such makes a relevant reference point for directional currency strategies. The inverse of the DXY is the value of the currency basket relative to the U.S. dollar, i.e. short dollar and long foreign currencies. Because the Merk Hard Currency Fund is long foreign currencies (and therefore short dollar), using the inverse DXY allows for the logical comparison of performance relative to the Fund.

Bloomberg Dollar (BBDXY) Index: an index tracks the performance of a basket of ten leading global currencies versus the U.S. dollar, weighted by the share of international trade and FX liquidity.

Deutsche Bank Currency Returns (DBCR) Index: an equal-weighted blend of the most widely used investment strategies among active currency managers. It captures long term systematic returns available in the world currency markets. As a non-directional index, the DBCR provides a useful comparison to absolute return currency strategies like the Merk Absolute Return Currency Fund.

JPMorgan 3-Month Global Cash Index: measures the performance of money market securities denominated in foreign currencies.

Citigroup 3-Month U.S. T-Bill Index: an index that tracks the performance of U.S. Treasury bills with a remaining maturity of three months.

S&P 500 Total Return Index (SPXT): a broad-based measurement of changes in stock market conditions based on the average performance of 500 widely held common stocks. Performance figures assume that all dividends are reinvested.

MSCI EAFE (Europe Australasia Far East) Index: a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US & Canada. As international equity investment returns are a combination of equity returns and currency returns, the MSCI EAFE provides a useful comparison to a strategy including U.S. equities and currencies, like the Merk Currency Enhanced US Equity Fund.

MSCI EAFE US $ Hedged Net Index: a currency hedged variant of the above, designed to represent the return without the currency exposure if the index.

MSCI Emerging Markets (EM) Index: a free float-adjusted market capitalization index that is designed to measure equity market performance of emerging markets.

Barclays Capital Aggregate US Bond Index (BONDS): is a broad-based benchmark that measures the investment grade, U.S. dollar-denominated, fixed-rate taxable bond market, including Treasuries, government-related and corporate securities, MBS (agency fixed-rate and hybrid ARM pass-throughs), ABS, and CMBS.

FTSE NAREIT US All REITs Index: spans the commercial real estate space across the US economy. It provides exposure to all investment and property sectors.

DJ-UBS Commodity Total Return Index: a diversified benchmark for commodities' fully collateralized returns.

Barclays US TIPS Index: measures the performance of the US Treasury Inflation Protected Securities ("TIPS") market.

Alpha: a measure of risk-adjusted return. The excess return of the fund relative to the return of the benchmark is the fund's alpha.

Beta: a measure of systematic risk based on the covariance of the portfolio's return with the return of the overall market. The market has a beta of 1.

Sharpe Ratio: a measure of the excess return per unit of risk in an investment asset or a trading strategy.

Correlation: a measure of how two securities or asset classes move in relation to each other.

Standard Deviation: a measure of volatility.

VAR: VAR refers to value at risk, which gives the worst expected loss given some confidence level over a given time horizon for a given distribution of returns. 95% Monthly VAR suggests a 95% probability a monthly loss is no greater than stated assuming a normal distribution of returns. Investors must be aware that this does not capture the worst case scenario and that losses may be greater as the distribution of future returns is unknown.

CRY Index: Thomson Reuters/Core Commodity CRB Commodity Index, an arithmetic average of commodity futures prices with monthly rebalancing.

Barcap US Corp HY YTW – 10 Year Spread: A measure reflecting risk premia in the market; specifically, the Barclays Capital US Corporate High Yield to Worst minus the US Generic Government 10 Year Yield.

Other indices as defined on the respective pages. Indices are unmanaged; an investment cannot be made directly in an index.

Notes (continued)

Singapore dollar (SGD): official currency of Singapore.

Spot Gold (XAU): current market price at which an asset is bought or sold for immediate payment and delivery. It is differentiated from the forward price or the futures price, which are prices at which an asset can be bought or sold for delivery in the future.

Russell 2000 Index: a small-cap stock market **index** of the bottom 2,000 stocks in the **Russell** 3000 **Index**. The **Russell** 2000 is by far the most common benchmark for mutual funds that identify themselves as "small-cap", while the S&P 500 **index** is used primarily for large capitalization stocks.

S&P 500 Index: a capitalization-weighted index of 500 stocks designed to measure performance of the broad U.S. domestic economy through change in the aggregate market value representing all major industries.

S&P 500 Financials Index: a capitalization-weighted index of S&P 500 stocks that represent the financial sector as defined by Global Industry Classification Standard (GICS) Level 1 Sector group, calculated by Bloomberg.

VIX Short-Term Futures Index: an index that measures the return from a daily rolling long position in the VIX futures contract traded on the Chicago Board Options Exchange. The short-term index is comprised of the first and second contract months.

U.S. 10Y Treasury Bonds: represented here by calculating the inverse of Bloomberg's U.S. Generic Government 10 Year Yield Index (USGG10YR Index) comprised of on-the-run government bill/not/bond indices.

Spain 10Y Treasury Bonds: represented here by calculating the inverse of Bloomberg's Spanish Generic Government 10 Year Yield Index (GSPG10YR Index) comprised of Spanish government bonds that the market considers to be benchmark issue.

G10: refers to 10 countries/currency areas: Australia (AUD), Canada (CAD), Switzerland (CHF), Eurozone (EUR), United Kingdom (GBP), Japan (JPY), Norway (NOK), New Zealand (NZD), Sweden (SEK), and United States (USD).

US Corp IG Bonds: represented here by Bloomberg US Corporate Bond Index (Investment Grade) for GICS Level I sectors Utilities, Industrials, Consumer Staple, Communications, Health Care and Financials. The Bloomberg USD Corporate Bond Index is a rules-based market-value weighted index engineered to measure the investment grade, fixed-rate, taxable, corporate bond market. It includes USD-denominated securities publicly issued by U.S. and non-U.S. corporate issuers. To be included in the index a security must have a minimum par amount of 250 million.

EM USD Bond Aggregate: represented here by Bloomberg Barclays EM USD Aggregate TR Index Unhedged USD. Bloomberg Barclays Emerging Markets Hard Currency Aggregate Index is a flagship hard currency Emerging Markets debt benchmark that includes USD-denominated debt from sovereign, quasi-sovereign, and corporate EM issuers.

U.S. Mortgage Backed Securities: represented here by Bloomberg Barclays US MBS Index TR Value Unhedged USD. The Bloomberg Barclays US Mortgage Backed Securities (MBS) Index tracks agency mortgage backed pass-through securities (both fixed-rate and hybrid ARM) guaranteed by Ginnie Mae (GNMA), Fannie Mae (FNMA), and Freddie Mac (FHLMC). The index is constructed by grouping individual TBA-deliverable MBS pools into aggregates or generics based on program, coupon and vintage.

Pan-European IG Bond Aggregate: represented here by Bloomberg Barclays Pan-European Aggregate TR Index Value Unhedged EUR. The Bloomberg Barclays Pan-European Aggregate Index tracks fixed-rate, investment-grade securities issued in the following European currencies: Euro, British pounds, Norwegian krone, Danish krone, Swedish krona, Czech koruna, Hungarian forint, Polish zloty, and Slovakian koruna. Inclusion is based on the currency of the issue, and not the domicile of the issuer.

Pan-European HY Bond Aggregate: represented here by Bloomberg Barclays Pan-European High Yield TR Index Value Unhedged EUR. The Bloomberg Barclays Pan-European High Yield Index measures the market of non-investment grade, fixed-rate corporate bonds denominated in the following currencies: euro, pounds sterling, Danish krone, Norwegian krone, Swedish krona, and Swiss franc. Inclusion is based on the currency of issue, and not the domicile of the issuer.

MERK® FUNDS

Mutual Fund Risk Disclosure

Information contained herein may discuss Fund performance and holdings. Performance data quoted represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than original cost. For performance current to the most recent month-end, please visit our website at www.merkfunds.com/fund.

Since the Fund primarily invests in foreign currencies, changes in currency exchange rates affect the value of what the Fund owns and the price of the Fund's shares. Investing in foreign instruments bears a greater risk than investing in domestic instruments for reasons such as volatility of currency exchange rates and, in some cases, limited geographic focus, political and economic instability, emerging market risk, and relatively illiquid markets. The Fund is subject to interest rate risk, which is the risk that debt securities in the Fund's portfolio will decline in value because of increases in market interest rates. If the U.S. dollar fluctuates in value against currencies the Fund is exposed to, your investment may also fluctuate in value. As a non-diversified fund, the Merk Hard Currency Fund will be subject to more investment risk and potential for volatility than a diversified fund because its portfolio may, at times, focus on a limited number of issuers. For a more complete discussion of these and other Fund risks please refer to the Fund's prospectus.

Before investing you should carefully consider the Fund's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained by calling 1-866-MERK FUND or visiting the Fund's website. Please read the prospectus carefully before you invest. **Foreside Fund Services, LLC, distributor.**

MERK® FUNDS